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Exhibit 99.1

Attributed Financial Information for Tracking Stock Groups

        Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc. and our interests in IAC/InterActiveCorp, Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. Our Liberty Entertainment common stock is intended to reflect the separate performance of our Entertainment Group which includes our wholly-owned subsidiaries Starz Entertainment, LLC, FUN Sports, and Liberty Sports Group, our interest in The DIRECTV Group, Inc., as well as other minority equity interests in GSN, LLC and WildBlue Communications, Inc. Our Liberty Capital common stock is intended to reflect the separate performance of our Capital Group which is comprised of all of our assets and businesses not attributed to the Interactive Group or the Entertainment Group.

        The following tables present our assets, liabilities, revenue, expenses and cash flows as of and for the six months ended June 30, 2009 and 2008. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group, the Entertainment Group and the Capital Group, respectively. The financial information should be read in conjunction with our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 included in this Quarterly Report on Form 10-Q. The attributed financial information presented in the tables has been prepared assuming the Reclassification had been completed as of January 1, 2008.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group, the Entertainment Group and the Capital Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock does not affect the rights of our creditors or creditors of our subsidiaries.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Interactive Group

	June 30, 2009	December 31, 2008
	amounts in millions
Summary balance sheet data:
Current assets	$2,998	3,282
Cost investments	$718	739
Equity investments	$816	901
Total assets	$16,967	17,487
Long-term debt, including current portion	$6,968	7,131
Long-term deferred income tax liabilities	$1,889	1,999
Attributed net assets	$6,416	6,303

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	amounts in millions
Summary operations data:
Revenue	$1,936	1,954	3,767	3,904
Cost of sales	(1,208)	(1,228)	(2,391)	(2,466)
Operating expenses	(175)	(181)	(347)	(361)
Selling, general and administrative expenses(1)	(152)	(147)	(297)	(283)
Depreciation and amortization	(135)	(136)	(282)	(275)

Operating income	266	262	450	519
Interest expense	(110)	(122)	(206)	(243)
Other income (expense), net	75	29	(102)	11
Income tax expense	(95)	(67)	(54)	(53)

Net earnings	136	102	88	234
Less net earnings attributable to the noncontrolling interests	8	10	17	17

Net earnings attributable to Liberty Media Corporation shareholders	$128	92	71	217

(1)
Includes stock-based compensation of $11 million and $12 million for the three months ended June 30, 2009 and 2008, respectively; and $21 million and $17 million for the six months ended June 30, 2009 and 2008, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Entertainment Group

	June 30, 2009	December 31, 2008
	amounts in millions
Summary balance sheet data:
Current assets	$1,425	1,631
Equity investments	$13,685	13,366
Total assets	$16,283	16,322
Long-term debt, including current portion	$2,066	2,033
Long-term deferred income tax liabilities	$1,742	1,735
Attributed net assets	$12,415	12,180

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	amounts in millions
Summary operations data:
Revenue	$367	359	736	669
Operating expenses	(226)	(239)	(417)	(426)
Selling, general and administrative expenses(1)	(75)	(73)	(138)	(122)
Depreciation and amortization	(9)	(12)	(20)	(24)

Operating income	57	35	161	97
Gains (losses) on dispositions, net	54	(1)	54	3,666
Share of earnings of affiliates, net	155	155	192	198
Other expense, net	(120)	(93)	(145)	(102)
Income tax benefit (expense)	3	(33)	(32)	1,707

Net earnings	$149	63	230	5,566

(1)
Includes stock-based compensation of $23 million and $15 million for the three months ended June 30, 2009 and 2008, respectively, and $40 million and $22 million for the six months ended June 30, 2009 and 2008, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Capital Group

	June 30, 2009	December 31, 2008
	amounts in millions
Summary balance sheet data:
Current assets	$4,384	2,973
Cost investments	$2,830	2,118
Total assets	$9,847	8,361
Long-term debt, including current portion	$4,304	3,063
Long-term deferred income tax liabilities	$555	1,166
Attributed net assets	$1,174	1,121

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	amounts in millions
Summary operations data:
Revenue	$199	174	324	265
Operating expenses	(142)	(138)	(235)	(212)
Selling, general and administrative expenses(1)	(54)	(76)	(119)	(156)
Depreciation and amortization	(22)	(28)	(42)	(54)

Operating loss	(19)	(68)	(72)	(157)
Interest expense	(33)	(43)	(73)	(81)
Realized and unrealized gains (losses) on financial instruments, net	239	41	40	(202)
Other income, net	157	15	175	67
Income tax benefit (expense)	(143)	24	(29)	176

Net earnings (loss)	201	(31)	41	(197)
Less net earnings (loss) attributable to the noncontrolling interests	—	(1)	—	4

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$201	(30)	41	(201)

(1)
Includes stock-based compensation of $1 million and $0 million for the three months ended June 30, 2009 and 2008, respectively; and $2 million and $4 million for the six months ended June 30, 2009 and 2008, respectively

BALANCE SHEET INFORMATION
June 30, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$946	618	2,373	—	3,937
Trade and other receivables, net	945	249	105	—	1,299
Inventory, net	942	—	—	—	942
Program rights	—	481	—	—	481
Financial instruments	1	7	1,811	—	1,819
Current deferred tax assets	101	66	—	(167)	—
Other current assets	63	4	95	(7)	155

Total current assets	2,998	1,425	4,384	(174)	8,633

Investments in available-for-sale securities and other cost investments (note 2)	718	2	2,830	—	3,550
Long-term financial instruments	—	96	212	—	308
Investments in affiliates, accounted for using the equity method (note 3)	816	13,685	562	—	15,063
Property and equipment, net	1,021	114	142	—	1,277
Goodwill	5,885	367	191	—	6,443
Trademarks	2,492	2	14	—	2,508
Intangible assets subject to amortization, net	2,959	123	204	—	3,286
Other assets, at cost, net of accumulated amortization	78	469	1,308	—	1,855

Total assets	$16,967	16,283	9,847	(174)	42,923

Liabilities and Equity
Current liabilities:
Accounts payable	$421	4	15	—	440
Accrued interest	60	—	32	—	92
Other accrued liabilities	543	176	96	—	815
Intergroup payable (receivable)	(19)	(84)	103	—	—
Intergroup notes (1)	502	(251)	(251)	—	—
Financial instruments	145	—	617	—	762
Current portion of debt (note 4)	682	617	2,013	—	3,312
Accrued stock compensation	15	201	5	—	221
Current deferred tax liabilities	—	—	1,662	(167)	1,495
Other current liabilities	94	4	69	(7)	160

Total current liabilities	2,443	667	4,361	(174)	7,297

Long-term debt (note 4)	5,784	1,449	2,291	—	9,524
Long-term financial instruments	158	—	9	—	167
Deferred income tax liabilities (note 6)	1,889	1,742	555	—	4,186
Other liabilities	175	10	1,457	—	1,642

Total liabilities	10,449	3,868	8,673	(174)	22,816
Equity/Attributed net assets	6,416	12,415	1,174	—	20,005
Noncontrolling interests in equity of subsidiaries	102	—	—	—	102

Total liabilities and equity	$16,967	16,283	9,847	(174)	42,923

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended June 30, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,936	—	—	1,936
Communications and programming services	—	367	199	566

	1,936	367	199	2,502

Operating costs and expenses:
Cost of sales	1,208	—	—	1,208
Operating	175	226	142	543
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	152	75	54	281
Depreciation and amortization	135	9	22	166

	1,670	310	218	2,198

Operating income (loss)	266	57	(19)	304
Other income (expense):
Interest expense	(110)	(18)	(33)	(161)
Dividend and interest income	2	—	41	43
Intergroup interest income (expense)	(2)	1	1	—
Share of earnings of affiliates, net	12	155	4	171
Realized and unrealized gains (losses) on financial instruments, net	25	(101)	239	163
Gains (losses) on dispositions, net	(1)	54	113	166
Other, net	39	(2)	(2)	35

	(35)	89	363	417

Earnings before income taxes	231	146	344	721
Income tax benefit (expense) (note 6)	(95)	3	(143)	(235)

Net earnings	136	149	201	486
Less net earnings attributable to the noncontrolling interests	8	—	—	8

Net earnings attributable to Liberty Media Corporation shareholders	$128	149	201	478

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	67	—	1	68
Unrealized holding gains arising during the period	12	1	10	23
Recognition of previously unrealized gains on available-for-sale securities, net	—	(1)	—	(1)
Share of other comprehensive earnings (losses) of equity affiliates	10	(5)	—	5
Other	20	—	—	20

Other comprehensive earnings (loss)	109	(5)	11	115

Comprehensive earnings	245	144	212	601
Less comprehensive earnings attributable to the noncontrolling interests	11	—	—	11

Comprehensive earnings attributable to Liberty Media Corporation shareholders	$234	144	212	590

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended June 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,954	—	—	1,954
Communications and programming services	—	359	174	533

	1,954	359	174	2,487

Operating costs and expenses:
Cost of sales	1,228	—	—	1,228
Operating	181	239	138	558
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	147	73	76	296
Depreciation and amortization	136	12	28	176

	1,692	324	242	2,258

Operating income (loss)	262	35	(68)	229
Other income (expense):
Interest expense	(122)	(22)	(43)	(187)
Dividend and interest income	7	6	28	41
Share of earnings (losses) of affiliates, net	23	155	(13)	165
Realized and unrealized gains (losses) on financial instruments, net	(1)	(77)	41	(37)
Losses on dispositions, net	—	(1)	—	(1)
Other, net	—	—	—	—

	(93)	61	13	(19)

Earnings (loss) before income taxes	169	96	(55)	210
Income tax benefit (expense) (note 6)	(67)	(33)	24	(76)

Net earnings (loss)	102	63	(31)	134
Less net earnings (loss) attributable to the noncontrolling interests	10	—	(1)	9

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$92	63	(30)	125

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(15)	—	1	(14)
Unrealized holding losses arising during the period	(74)	1	(2)	(75)
Recognition of previously unrealized gains on available-for-sale securities, net	—	—	—	—
Share of other comprehensive earnings (loss) of equity affiliates	1	(2)		(1)
Other	47	—	—	47

Other comprehensive loss	(41)	(1)	(1)	(43)

Comprehensive earnings (loss)	61	62	(32)	91
Less comprehensive earnings (loss) attributable to the noncontrolling interests	3	—	(1)	2

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$58	62	(31)	89

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION
Six months ended June 30, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$3,767	—	—	3,767
Communications and programming services	—	736	324	1,060

	3,767	736	324	4,827

Operating costs and expenses:
Cost of sales	2,391	—	—	2,391
Operating	347	417	235	999
Selling, general and administrative including stock-based compensation (notes 1 and 5)	297	138	119	554
Depreciation and amortization	282	20	42	344

	3,317	575	396	4,288

Operating income (loss)	450	161	(72)	539
Other income (expense):
Interest expense	(206)	(36)	(73)	(315)
Dividend and interest income	6	1	67	74
Intergroup interest income (expense)	(2)	1	1	—
Share of earnings (losses) of affiliates, net	(83)	192	(4)	105
Realized and unrealized gains (losses) on financial instruments, net	(47)	(74)	40	(81)
Gains (losses) on dispositions, net	(3)	54	113	164
Other, net	27	(37)	(2)	(12)

	(308)	101	142	(65)

Earnings before income taxes	142	262	70	474
Income tax expense (note 6)	(54)	(32)	(29)	(115)

Net earnings	88	230	41	359
Less net earnings attributable to the noncontrolling interests	17	—	—	17

Net earnings attributable to Liberty Media Corporation shareholders	$71	230	41	342

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(20)	—	1	(19)
Unrealized holding gains arising during the period	8	—	13	21
Recognition of previously unrealized losses (gains) on available-for-sale securities, net	1	(1)	—	—
Share of other comprehensive loss of equity affiliates	(5)	(5)	—	(10)
Other	37	—	—	37

Other comprehensive earnings (loss)	21	(6)	14	29

Comprehensive earnings	109	224	55	388
Less comprehensive earnings attributable to the noncontrolling interests	7	—	—	7

Comprehensive earnings attributable to Liberty Media Corporation shareholders	$102	224	55	381

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION
Six months ended June 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$3,904	—	—	3,904
Communications and programming services	—	669	265	934

	3,904	669	265	4,838

Operating costs and expenses:
Cost of sales	2,466	—	—	2,466
Operating	361	426	212	999
Selling, general and administrative including stock-based compensation (notes 1 and 5)	283	122	156	561
Depreciation and amortization	275	24	54	353

	3,385	572	422	4,379

Operating income (loss)	519	97	(157)	459
Other income (expense):
Interest expense	(243)	(29)	(81)	(353)
Dividend and interest income	13	9	78	100
Share of earnings (losses) of affiliates, net	35	198	(23)	210
Realized and unrealized losses on financial instruments, net	(38)	(82)	(202)	(322)
Gains on dispositions, net	—	3,666	15	3,681
Other, net	1	—	(3)	(2)

	(232)	3,762	(216)	3,314

Earnings (loss) before income taxes	287	3,859	(373)	3,773
Income tax benefit (expense) (note 6)	(53)	1,707	176	1,830

Net earnings (loss)	234	5,566	(197)	5,603
Less net earnings attributable to the noncontrolling interests	17	—	4	21

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$217	5,566	(201)	5,582

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	82	—	(2)	80
Unrealized holding losses arising during the period	(405)	(312)	(2)	(719)
Recognition of previously unrealized gains on available-for-sale securities, net	—	(2,273)	—	(2,273)
Share of other comprehensive earnings (loss) of equity affiliates	1	(3)		(2)
Other	(1)	—	—	(1)

Other comprehensive loss	(323)	(2,588)	(4)	(2,915)

Comprehensive earnings (loss)	(89)	2,978	(201)	2,688
Less comprehensive earnings attributable to the noncontrolling interests	22	—	4	26

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$(111)	2,978	(205)	2,662

STATEMENT OF CASH FLOWS INFORMATION
Six months ended June 30, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings	$88	230	41	359
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	282	20	42	344
Stock-based compensation	21	40	2	63
Cash payments for stock based compensation	(9)	(2)	—	(11)
Noncash interest expense	39	35	—	74
Share of losses (earnings) of affiliates, net	83	(192)	4	(105)
Cash receipts for return on equity investments	—	28	—	28
Realized and unrealized losses (gains) on financial instruments, net	47	74	(40)	81
Losses (gains) on disposition of assets, net	3	(54)	(113)	(164)
Intergroup tax allocation	97	57	(154)	—
Intergroup tax payments	(138)	(117)	255	—
Other intergroup cash transfers, net	8	(4)	(4)	—
Deferred income tax expense (benefit)	(96)	(27)	59	(64)
Other noncash charges (credits), net	(22)	38	35	51
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	350	(36)	34	348
Payables and other current liabilities	(234)	12	64	(158)

Net cash provided by operating activities	519	102	225	846

Cash flows from investing activities:
Cash proceeds from dispositions	72	65	346	483
Proceeds from settlement of financial instruments	—	21	40	61
Cash paid for acquisitions, net of cash acquired	(2)	—	(1)	(3)
Investments in and loans to cost and equity investees	(23)	(90)	(586)	(699)
Capital expenditures	(84)	(6)	(7)	(97)
Net sales of short term investments	—	—	59	59
Net decrease (increase) in restricted cash	(13)	1	36	24
Other investing activities, net	1	(21)	(3)	(23)

Net cash used by investing activities	(49)	(30)	(116)	(195)

Cash flows from financing activities:
Borrowings of debt	15	—	1,964	1,979
Intergroup debt borrowings	502	(251)	(251)	—
Repayments of debt	(760)	(2)	(973)	(1,735)
Repurchases of Liberty common stock	—	—	(3)	(3)
Other financing activities, net	(97)	—	31	(66)

Net cash provided (used) by financing activities	(340)	(253)	768	175

Effect of foreign currency rates on cash	(16)	(8)	—	(24)

Net increase (decrease) in cash and cash equivalents	114	(189)	877	802
Cash and cash equivalents at beginning of period	832	807	1,496	3,135

Cash and cash equivalents at end period	$946	618	2,373	3,937

STATEMENT OF CASH FLOWS INFORMATION
Six months ended June 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$234	5,566	(197)	5,603
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	275	24	54	353
Stock-based compensation	17	22	4	43
Cash payments for stock-based compensation	(9)	(10)	—	(19)
Share of losses (earnings) of affiliates, net	(35)	(198)	23	(210)
Realized and unrealized losses on financial instruments, net	38	82	202	322
Gains on disposition of assets, net	—	(3,666)	(15)	(3,681)
Intergroup tax allocation	109	31	(140)	—
Intergroup tax payments	(118)	(49)	167	—
Other intergroup cash transfers, net	(63)	3	60	—
Deferred income tax benefit	(109)	(1,739)	(253)	(2,101)
Other noncash charges, net	3	16	19	38
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	170	(58)	(138)	(26)
Payables and other current liabilities	(247)	13	112	(122)

Net cash provided (used) by operating activities	265	37	(102)	200

Cash flows from investing activities:
Cash proceeds from dispositions	—	8	16	24
Net proceeds from settlement of financial instruments	—	—	12	12
Cash paid for acquisitions, net of cash acquired	(40)	—	(6)	(46)
Cash received in exchange transactions	—	465	—	465
Capital expended for property and equipment	(67)	(3)	(22)	(92)
Net sales of short term investments	—	—	67	67
Investments in and loans to cost and equity investees	(340)	(1,977)	(200)	(2,517)
Net decrease in restricted cash	—	—	340	340
Other investing activities, net	(2)	(12)	(10)	(24)

Net cash provided (used) by investing activities	(449)	(1,519)	197	(1,771)

Cash flows from financing activities:
Borrowings of debt	618	1,977	1,189	3,784
Repayments of debt	(156)	(2)	(1,007)	(1,165)
Repurchases of Liberty common stock	(75)	—	(177)	(252)
Intergroup cash transfers, net	—	450	(450)	—
Other financing activities, net	(42)	(4)	(22)	(68)

Net cash provided (used) by financing activities	345	2,421	(467)	2,299

Effect of foreign currency rates on cash	13	—	—	13

Net increase (decrease) in cash and cash equivalents	174	939	(372)	741
Cash and cash equivalents at beginning of period	557	90	2,488	3,135

Cash and cash equivalents at end period	$731	$1,029	2,116	3,876

Notes to Attributed Financial Information

(unaudited)

(1)
The assets attributed to our Interactive Group include our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc., and our interests in IAC/InterActiveCorp, GSI Commerce, Inc., Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes our investments in IAC/InterActiveCorp, Expedia, GSI, HSN, Interval, Ticketmaster and Lending Tree, as well as the assets, liabilities, revenue, expenses and cash flows of QVC, Provide, Backcountry, Bodybuilding and BuySeasons. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group, the Entertainment Group and the Capital Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group, the Entertainment Group and the Capital Group as described in note 5 below.

  The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

  The Entertainment Group consists of our subsidiaries Starz Entertainment, LLC, FUN Technologies, Inc and Liberty Sports Group, our minority equity interests in The DIRECTV Group, Inc., GSN, LLC and WildBlue Communications, Inc. and approximately $413 million of corporate cash and cash equivalents. Accordingly, the accompanying attributed financial information for the Entertainment Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. We have also attributed an equity collar on 98.75 million shares of DIRECTV common stock and $2,016 million of borrowings against the put value of such collar to the Entertainment Group.

  The Entertainment Group focuses primarily on programming and communications businesses. Accordingly, we expect that businesses we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Entertainment Group.

  The Capital Group consists of all of our businesses not included in the Interactive Group or the Entertainment Group, including our consolidated subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., Leisure Arts, Inc., TruePosition, Inc. and WFRV and WJMN Television Station, Inc. and certain cost and equity investments. Accordingly, the accompanying attributed financial information for the Capital Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. In addition, we have attributed to the Capital Group all of our notes and debentures (and related interest expense) that have not been attributed to the Interactive Group or the Entertainment Group. See note 4 below for the debt obligations attributed to the Capital Group.

  Any businesses that we may acquire in the future that are not attributed to the Interactive Group or the Entertainment Group will be attributed to the Capital Group.

  While we believe the allocation methodology described above is reasonable and fair to each group, we may elect to change the allocation methodology in the future. In the event we elect to transfer assets or businesses from one group to the other, such transfer would be made on a fair value basis and would be accounted for as a short-term loan unless our board of directors determines to account for it as a long-term loan or through an inter-group interest.

Notes to Attributed Financial Information (Continued)

(unaudited)

  During the second quarter of 2009, each of the Entertainment Group and the Capital Group made intergroup loans to the Interactive Group in the amount of $250 million. Such loans (i) are secured by various public stocks attributed to the Interactive Group, (ii) accrue interest quarterly at the rate of LIBOR plus 500 basis points and (iii) are due June 16, 2010.

(2)
Investments in available-for-sale securities and other cost investments are summarized as follows:

	June 30, 2009	December 31, 2008
	amounts in millions
Capital Group
Time Warner Inc. ("Time Warner")(a)	$862	1,033
Time Warner Cable Inc.(a)	272	—
Sprint Nextel Corporation(a)	410	160
Motorola, Inc.(a)	344	328
Viacom, Inc.	172	145
Embarq Corporation(a)	195	157
Other available-for-sale equity securities(a)	62	40
Other available-for-sale debt securities	481	224
Other cost investments and related receivables	32	31

Total attributed Capital Group	2,830	2,118

Interactive Group
IAC/InterActiveCorp	578	638
Other	140	101

Total attributed Interactive Group	718	739

Entertainment Group
Other	2	2

Total attributed Entertainment Group	2	2

Consolidated Liberty	$3,550	2,859

  (a)
  Includes shares pledged as collateral for share borrowing arrangements.

Notes to Attributed Financial Information (Continued)

(unaudited)

(3)
The following table presents information regarding certain equity method investments:

	June 30, 2009					Share of earnings six months ended June 30,
	Percentage ownership	Carrying value	Market value
						2009	2008
	dollar amounts in millions
Interactive Group
Expedia	24%	$575		$1,046		$19	$35
Entertainment Group
DIRECTV	55%	$13,225		$13,559		$179	$190
Capital Group
Sirius	40%	$344	$	(a	)	$4	$—

  (a)
  As of June 30, 2009, the Sirius Preferred Stock had a market value of $1,112 million based on the value of the common stock into which it is convertible.

Notes to Attributed Financial Information (Continued)

(unaudited)

(4)
Debt attributed to the Interactive Group, the Entertainment Group and the Capital Group is comprised of the following:

	June 30, 2009
	Outstanding principal	Carrying value
	amounts in millions
Capital Group
3.125% Exchangeable Senior Debentures due 2023	$1,147	966
4% Exchangeable Senior Debentures due 2029	469	171
3.75% Exchangeable Senior Debentures due 2030	460	163
3.5% Exchangeable Senior Debentures due 2031	495	222
Liberty bank facility	750	750
Liberty derivative loan	1,930	1,930
Subsidiary debt	102	102

Total Capital Group debt	5,353	4,304

Interactive Group
7.875% Senior Notes due 2009	104	104
7.75% Senior Notes due 2009	13	13
5.7% Senior Notes due 2013	803	801
8.5% Senior Debentures due 2029	287	285
8.25% Senior Debentures due 2030	504	501
3.25% Exchangeable Senior Debentures due 2031	541	217
QVC bank credit facilities	4,477	4,477
Other subsidiary debt	68	68

Total Interactive Group debt	6,797	6,466

Entertainment Group
DIRECTV Collar Loan	2,016	2,016
Subsidiary debt	50	50

Total Entertainment Group debt	2,066	2,066

Total debt	$14,216	12,836

(5)
Cash and stock-based compensation expense for our corporate employees has been allocated among the Interactive Group, the Entertainment Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Capital Group to the Interactive Group and the Entertainment Group, including stock-based compensation, are as follows:

	Six months ended June 30,
	2009	2008
	amounts in millions
Interactive Group	$12	10
Entertainment Group	$40	6

Notes to Attributed Financial Information (Continued)

(unaudited)

  While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group, the Entertainment Group and the Capital Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

(7)
The Liberty Interactive common stock, the Liberty Entertainment common stock and the Liberty Capital common stock have voting and conversion rights under our amended charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of only the holders of common stock related to our Interactive Group, our Entertainment Group or our Capital Group.

  At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to one of our other groups.

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  Exhibit 99.1
SUMMARY ATTRIBUTED FINANCIAL DATA
SUMMARY ATTRIBUTED FINANCIAL DATA
SUMMARY ATTRIBUTED FINANCIAL DATA
Notes to Attributed Financial Information (unaudited)